Exhibit 10.14

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of the     day of May, 2010, by and between BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and PORTOLA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Lease dated December 15, 2006 (the “Original Lease”), as amended by that certain Confirmation of Portola’s Exercise of Option to Extend Lease dated December 11, 2008 (the “Confirmation”) (the Original Lease and the Confirmation shall be collectively referred to herein as the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises consisting of 24,725 rentable square feet of space commonly known as Suite 52 (the “Existing Premises”) and located on the first (1st) and second (2nd) floors of that certain office building (the “Building”) located at 270 East Grand Avenue, South San Francisco, California, which Building is located in that certain office project currently known as “Britannia Pointe Grand Business Park” (the “Project”).

B. Tenant is presently occupying the Expansion Premises as a subtenant pursuant to that certain Sublease between Tenant and Millennium Pharmaceuticals, Inc. (the “Master Tenant”) dated November 7, 2003, as amended (the “Sublease”). Master Tenant currently leases the Expansion Premises as the tenant under that certain Lease between Landlord and COR Therapeutics, Inc., predecessor-in-interest to Master Tenant, dated July 1, 2001 (the “Millennium Lease”).

C. Tenant desires to amend the lease to (i) expand the Existing Premises to include that certain space consisting of 26,916 rentable square feet of space comprising the remainder of the Building (the “Expansion Premises”), as more particularly set forth on Exhibit A-1 attached hereto, (ii) extend the Term of the Lease with respect to the Existing Premises and the Expansion Premises, and (iii) to make other modifications to the Lease on the terms and conditions set forth in this First Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

2. Modification of Premises.

2.1 Addition of Expansion Premises. Effective as of July 1, 2011 (the “Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 51,641 rentable square feet of space. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises”, in appropriate contexts.

2.2 Improvement of Expansion Premises. Tenant hereby acknowledges that Tenant is presently occupying the Expansion Premises as a subtenant pursuant to the Sublease. Master Tenant currently leases the Expansion Premises as the tenant under the Millennium Lease. Therefore, except as specifically set forth in this First Amendment and in the Tenant Work Letter attached hereto as Exhibit B (the Tenant Work Letter”), Tenant shall, on and after the Expansion Commencement Date, continue to accept the Expansion Premises in its then existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this First Amendment and the Tenant Work Letter.

2.3 Early Termination of Millennium Lease. In the event the Millennium Lease is terminated for any reason prior to the Expansion Commencement Date, (i) the Sublease shall terminate simultaneously with the Millennium Lease, and (ii) Tenant shall be deemed to have taken possession of the Expansion Premises immediately upon such early termination and Tenant shall thereafter lease such Expansion Premises from Landlord pursuant to the terms of the Lease, as amended hereby, as if the Expansion Commencement Date had occurred; provided, however, that during the period commencing on the date the Millennium Lease terminates (the “Early Possession Date”) and ending on the day immediately preceding the Expansion Commencement Date, the amount of Minimum Rental and Tenant’s Operating Cost Share of the Operating Expenses that Tenant shall pay to Landlord with respect to the Expansion Premises shall be the same amount that Tenant would have paid as “Base Rent” and “Additional Rent,” respectively, pursuant to the terms of the Sublease, as if the Sublease remained in full force and effect (although all other terms and conditions relating to Tenant’s Lease of the Expansion Premises shall be governed by the terms of the Lease, as amended hereby).

3. Term of Lease.

3.1 Extension of Term of Lease. Landlord and Tenant acknowledge that Tenant’s lease of the Existing Premises is scheduled to expire on June 30, 2011 (the “Original Expiration Date”), pursuant to the terms of the Lease. Notwithstanding the foregoing or anything to the contrary in the Lease, Landlord and Tenant hereby agree to extend the Term for a period of three (3) years and nine (9) months, commencing July 1, 2011 and continuing through

2.	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

and including March 31, 2015 (the “New Expiration Date”), unless sooner terminated as provided in the Lease, as hereby amended. Notwithstanding the Original Expiration Date, Landlord and Tenant hereby agree to revise the rent paid by Tenant with respect to the Existing Premises as of April 1, 2010, as set forth in Section 4 of this First Amendment, below. Therefore, for purposes of this First Amendment, the period of time commencing on April 1, 2010, and ending on the New Expiration Date shall be referred to herein as the “Extended Term.” The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence, as set forth in Section 2 above, on the Expansion Commencement Date and shall expire coterminously with the term of Tenant’s lease of the Existing Premises on the New Expiration Date, unless sooner terminated as provided in the Lease, as hereby amended.

3.2 Option Term.

3.2.1 Option Right. Landlord hereby grants the Tenant originally named herein (the “Original Tenant”) and any assignee of Original Tenant’s entire interest in the Lease that is approved by Landlord pursuant to Article 13 of the Original Lease, or with Landlord’s prior written consent not to be unreasonably withheld, an assignee of Tenant’s entire interest in the Lease pursuant to a Permitted Transfer (each, an “Approved Assignee”), one (1) option to extend the Term for a period of three (3) years (the “Option Term”). The option to extend shall be exercisable only by notice delivered by Tenant to Landlord as provided in Section 4.2.3, below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease and has not been in default under this Lease, beyond the expiration of any applicable notice and cure period expressly set forth in the Lease, at any time during the immediately preceding twelve (12) month period. Upon the proper exercise of the option to extend, and provided that, at Landlord’s option, as of the end of the Term, Tenant is not in default under this Lease (beyond the expiration of any applicable notice and cure period expressly set forth in the Lease), the Term shall be extended for a period of three (3) years. The rights contained in this Section 3.2 shall be personal to the Original Tenant and any Approved Assignee and may only be exercised by the Original Tenant or an Approved Assignee (and not any other assignee or sublessee or transferee of Tenant’s interest in this Lease) if the Original Tenant or an Approved Assignee, as applicable, occupies the entire Premises. In the event that Tenant fails to timely and appropriately exercise its option to extend in accordance with the terms of this Section 3.2, then the option to extend granted to Tenant pursuant to the terms of this Section 3.2 shall automatically terminate and shall be of no further force or effect.

3.2.2 Option Rent. The minimum rental payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Market Rent,” as that term is defined in Exhibit C, attached hereto. Market Rent shall be calculated as provided in Exhibit C.

3.2.3 Exercise of Option. The option contained in this Section 3.2 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (the “Option Interest Notice”) to Landlord not more than thirteen (13) months nor less than ten (10) months prior to the then scheduled expiration of the Term, stating that Tenant is interested in exercising its option; (ii) Landlord shall, within thirty (30) days following Landlord’s receipt of the Option Interest Notice, deliver notice (the “Option Rent Notice”) to Tenant setting forth Landlord’s proposed Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date occurring ten (10) business days after Tenant’s receipt

3.	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

of the Option Rent Notice, deliver written notice thereof to Landlord, and upon, and concurrent with, such exercise, Tenant may, at its option, accept or reject the Option Rent set forth in the Option Rent Notice. If Tenant exercises its option to extend the Lease but fails to accept or reject the Option Rent set forth in the Option Rent Notice, then Tenant shall be deemed to have accepted the Option Rent set forth in the Option Rent Notice.

3.2.4 Determination of Option Rent. In the event Tenant timely and appropriately exercises its option to extend the Lease but rejects the Option Rent set forth in the Option Rent Notice pursuant to Section 3.2.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is ninety (90) days prior to the expiration of the initial Lease Term (the “Outside Agreement Date”), then each party shall thereafter make a separate determination of the Option Rent, within five (5) business days following the Outside Agreement Date, and such binding determinations shall be exchanged by the parties at a time and place mutually and reasonably agreed upon, and shall thereafter be submitted to arbitration in accordance with Sections 3.2.4.1 through 3.2.4.4, below.

3.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party an MAI appraiser, a real estate broker or a real estate attorney, who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of life science properties in South San Francisco, California. Each such arbitrator shall be appointed within twenty (20) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

3.2.4.2 The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) business days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

3.2.4.3 The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 3.2.2 of this Lease, as determined by the arbitrators.

3.2.4.4 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

4.	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

3.2.4.5 If either Landlord or Tenant fails to appoint an Advocate Arbitrator within twenty (20) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of San Mateo County to appoint such Advocate Arbitrator subject to the criteria in Section 3.2.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

3.2.4.6 If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator within ten (10) business days after the appointment of the last appointed Advocate Arbitrator, then either party may petition the presiding judge of the Superior Court of San Mateo County to appoint the Neutral Arbitrator, subject to criteria in Section 3.2.4.2 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

3.2.4.7 The cost of the arbitration, including all legal and expert fees, shall be paid by the party whose submitted Option Rent is not the closest to the actual Option Rent (and therefore shall not be used during the Option Term), taking into account the requirements of Section 3.2.2 of this Lease, as determined by the arbitrators.

3.2.4.8 In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay as Option Rent, an amount equal to 103% of the minimum rental payable by Tenant as of the expiration of the then Lease Term, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

3.2.5 Deletion of Prior Option Right. Section 2.6 of the Original Lease is hereby deleted in its entirety and are of no further force or effect.

4. Minimum Rental.

4.1 Minimum Rental. Notwithstanding anything to the contrary contained in the Lease as hereby amended, commencing as of April 1, 2010, and continuing throughout the Extended Term, Tenant shall pay to Landlord monthly installments of Minimum Rental for the Premises as follows:

Period During Extended Term	Annualized Minimum Rental	Monthly Installment of Minimum Rental	Monthly Rental Rate per Rentable Square Foot
April 1, 2010 - June 30, 2010 (subject to 4.2, below)	$0.00	$0.00	$0.00
July 1, 2010 - March 31, 2011	$534,060.00	$59,340.00	$2.40
April 1, 2011 -

5.	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

Period During Extended Term	Annualized Minimum Rental	Monthly Installment of Minimum Rental	Monthly Rental Rate per Rentable Square Foot
June 30, 1011	$732,849.00	$61,070.75	$2.47
July 1, 2011 -
March 31, 2012*	$1,530,639.20	$127,553.27	$2.47
April 1, 2012 - March 31, 2013	$1,580,214.60	$131,684.55	$2.55
April 1, 2013 - March 31, 2014	$1,623,593.00	$135,299.42	$2.62
April 1, 2014 - March 31, 2015	$1,673,168.40	$139,430.70	$2.70

*	The minimum rental schedule for the period commencing on April 1, 2010 and ending June 30, 2011 is calculated based on the square footage of the Existing Premises only (i.e., 24,725 rentable square feet). The minimum rental schedule for the period commencing on July 1, 2011 and continuing throughout the remainder of the Extended Term, is based on the combined square footage of the Existing Premises and the Expansion Premises (i.e., 51,641 rentable square feet). In the event that the Millennium Lease is terminated prior to the Expansion Commencement Date, then the Expansion Premises shall be deemed to be part of the Premises pursuant to the terms of Section 2.3, above, and Tenant’s obligation to pay Minimum Rental and Tenant’s Operating Cost Share of the Operating Expenses shall be adjusted pursuant to the terms of Section 2.3, above.

If Tenant has made any payments of Minimum Rental in excess of the amount required pursuant to this Section 4.1, such excess amount shall be credited toward the monthly installment(s) of Minimum Rental next coming due until such credit has been applied in full.

4.2 Abated Minimum Rental. Provided that Tenant is not then in default under the Lease, as hereby amended, then during the period commencing April 1, 2010 and ending June 30, 2010 (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Minimum Rental otherwise attributable to the Existing Premises during such Rent Abatement Period (the “Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals One Hundred Seventy-Eight Thousand Twenty and 00/100 Dollars ($178,020.00). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the rent and performing the terms and conditions otherwise required under the Lease, as hereby amended.

5. Tenant’s Operating Costs Share of Operating Expenses. Notwithstanding any contrary provision contained in the Lease, as hereby amended, Tenant shall continue to pay Tenant’s Operating Costs Share of Operating Expenses in connection with the Existing Premises which arise or accrue prior to Expansion Commencement Date, in accordance with the terms of the Lease. Effective as of the Expansion Commencement Date, and continuing throughout the

6.	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

Extended Term, Tenant shall pay Tenant’s Operating Costs Share of Operating Expenses in connection with the Premises (including the Existing Premises and the Expansion Premises), in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant’s Operating Costs Share of Operating Expenses, Tenant’s Operating Costs Share shall equal (i) in the case of Operating Expenses that are reasonably allocable to solely to the Phase I Property, twenty-nine and two hundredths percent (29.02%), and (ii) in the case of Operating Expenses that are determined and allocable on a Center-wide basis, eight and eighteen hundredths percent (8.18%).

6. Condition of Premises. Tenant acknowledges and agrees that, except as specifically set forth in the Tenant Work Letter, it currently occupies and is fully aware of the condition of, and shall continue to accept, the Existing Premises in its presently existing, “as-is” condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises. Tenant also acknowledges that, except as specifically set forth in the Tenant Work Letter, it currently occupies (pursuant to the Sublease) and is fully aware of the condition of, and shall accept, the Expansion Premises in its then existing, “as-is” condition as of the Expansion Commencement Date and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises. Tenant further acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Existing Premises, the Expansion Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business.

7. Notices. Notwithstanding any provision contained in the Lease to the contrary, effective as of the date of this First Amendment, any notices to Landlord shall be sent, transmitted, or delivered, as the case may be, in accordance with the terms of Section 19.1 of the Original Lease to the following addresses:

Britannia Pointe Grand Limited Partnership

c/o o HCP, Inc.

400 Oyster Point Blvd, Suite 409

South San Francisco, California 94080

Attention: Jon Bergschneider

with a copy to:

Britannia Pointe Grand Limited Partnership

c/o HCP, Inc.

3760 Kilroy Airport Way, Suite 300

Long Beach, CA 90806-2473

Attn: Legal Department

and with courtesy copies to:

CB Richard Ellis

Asset Services Group

101 California Street, 44th Floor

7.	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

San Francisco, California 94111

Attention: Asset Services Managing Director

Fax: (415) 772-0459

and

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: Anton N. Natsis, Esq.

8. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CB Richard Ellis, Inc. (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker. The terms of this Section 8 shall survive the expiration or earlier termination of this First Amendment.

9. Conflict; No Further Modification. In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this First Amendment, the terms and provisions of this First Amendment shall prevail. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

8.	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”	BRITANNIA POINTE GRAND LIMITED
PARTNERSHIP,
a Delaware limited partnership,

	By:	/s/ Jonathan M. Bergschneider
	Name:	Jonathan M. Bergschneider
	Its:	SVP

“TENANT”	PORTOLA PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ William A. Lis
	Name:	William A. Lis
	Its:	CEO

By:
Name:
Its:

9.	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

EXHIBIT A

BRITANNIA POINTE GRAND BUSINESS PARK

OUTLINE OF EXPANSION PREMISES

EXHIBIT A - 1 -	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

EXHIBIT B

BRITANNIA POINTE GRAND BUSINESS PARK

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Premises for Tenant following the date of this First Amendment. This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during construction in the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of Articles 1 through 19 of the Original Lease, all references to “this Amendment” or “This First Amendment” shall mean the relevant portions of Sections 1 through 9 of the First Amendment to which this Tenant Work Letter is attached as Exhibit B, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 0 through 5 of this Tenant Work Letter. As used in the Tenant Work Letter, all references to the “Premises” shall mean the Existing Premises and the Expansion Premises.

SECTION 0

CONSENT OF MASTER TENANT

If Tenant desires the construction of the “Tenant Improvements”, as defined in Section 2.l, below, in all or any portion of the Expansion Premises to commence prior to the Expansion Commencement Date, then, prior to such commencement, and prior to any obligation on the part of Landlord to disburse any portion of the Tenant Improvement Allowance with respect to the Expansion Premises, other than such portion thereof that relates to the fees of Architect and Engineers as provided in Section 2.2.1.1 of this Tenant Work Letter, and plan check, permit and license fees as provided in Section 2.2.1.2 of this Tenant Work Letter, Landlord shall use reasonable efforts (but with no obligation to make any payment or other monetary or other concession to Master Tenant) to obtain the express written consent of Master Tenant, in accordance with the terms of the Sublease, to proceed with the construction of the Tenant Improvements prior to the expiration of the term of the Millennium Lease. Landlord shall deliver a copy of such consent to Tenant promptly upon Landlord’s receipt of the same. Once such written consent is so obtained, the provisions of this Tenant Work Letter shall supersede any provisions of the Millennium Lease relating to Master Tenant obtaining the consent of Landlord to the construction of the Tenant Improvements.

SECTION 1

LANDLORD WORK

Notwithstanding anything to the contrary set forth in this Tenant Work Letter, Landlord shall, at Landlord’s sole cost and expense (which costs shall not be passed through to Tenant as Operating Expenses), install a new Building roof membrane (the “Landlord Work”). The plans and specifications for the Landlord Work, as well as the contractor retained by Landlord to perform the Landlord Work, shall be determined by Landlord in its reasonable discretion, and the

EXHIBIT B -1-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

Landlord Work shall be completed to Landlord’s “Building standards,” as generally applied by Landlord on a uniform basis in the Project. Tenant shall not alter or change the Landlord Work. Landlord and Tenant shall work together in good faith in order to coordinate the construction of the Landlord Work concurrently with the construction of the Tenant Improvements. Each party shall use commercially reasonable efforts to minimize any unnecessary interference with the other during such simultaneous construction.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of Two Million Eight Hundred Forty Thousand Two Hundred Fifty-Five and 00/100 Dollars ($2,840,255.00, i.e., $55.00 per rentable square foot of the Premises) for the costs relating to the initial design and construction of Tenant’s improvements, which are permanently affixed to the Premises or which are “Tenant Improvement Allowance Items,” as that term is defined in Section 2.2.1, below (collectively, the “Tenant Improvements”). Except with respect to the Landlord Work, in no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the sum of (i) the Tenant Improvement Allowance, and (ii) the “HVAC System Allowance,” as that term is defined in Section 2.2.2 of this Tenant Work Letter, below. Tenant hereby acknowledges and agrees that any unused portion of the Tenant Improvement Allowance remaining as March 31, 2015 (i.e., the New Expiration Date) shall revert to Landlord and Tenant shall have no further right thereto; provided, however, Tenant shall have the right to deliver written notice to Landlord (the “TIA Rent Credit Notice”) anytime after the substantial completion of the Tenant Improvements, informing Landlord of Tenant’s election to use any unused and unallocated portion of the Tenant Improvement Allowance, up to, but not exceeding, Four Hundred Eighty-Five Thousand and 00/100 Dollars ($485,000.00), as a credit against Minimum Rental under the Lease (the “Unused TI Rental Credit”). Upon Landlord’s receipt of a TIA Rent Credit Notice Landlord shall apply the Unused TI Rental Credit amount against, and Tenant shall not be obligated to pay, the Minimum Rental otherwise attributable to the Premises during the last month of the Term of the Lease (i.e., March, 2015), and to the extent the Unused TI Rental Credit exceeds the Minimum Rental otherwise attributable to the Premises during the last month of the Term of the Lease, then such excess amount shall be applied to Minimum Rental attributable to the immediately preceding month (i.e., February, 2015), and such application shall be repeated until the full amount of the Unused TI Rental Credit has been applied as a credit against Minimum Rental otherwise due and owing under the Lease, as amended. All Tenant Improvements for which the Tenant Improvement Allowance has been made available, including without limitation “Tenant’s FF&E,” as that term is defined in Section 2.2.1.6, below, shall be deemed Landlord’s property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant given concurrently with Landlord’s approval of the “Final Working Drawings”, as that term is defined in Section 3.3, below, require Tenant, prior to the end of the Lease Term, or given following any earlier termination of this Lease, at Tenant’s expense, to remove any Tenant Improvements and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to their condition existing prior to the installation of such removed Tenant Improvements; provided further, however, to the extent the Tenant

EXHIBIT B -2-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

Improvements are a natural and logical extension of the “DGA Space Plan”, as that term is defined in Section 3.2, below, then Tenant not have any obligation to remove such Tenant Improvements or to return the affected portion of the Premises to their condition existing prior to the installation of such Tenant Improvements.

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1 Payment of all reasonable fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, project management fees, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.2 of this Tenant Work Letter;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, costs incurred for removal of existing furniture, fixtures or equipment in the Premises, hoisting and trash removal costs, costs to purchase and install in the Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI Systems, boilers, air compressors, glass/cage washers and autoclaves, painting, and contractors’ fees and general conditions;

2.2.1.4 The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.6 The cost of purchasing and installing furniture, fixtures and equipment (“Tenant’s FF&E”) in the Premises, which costs shall, notwithstanding anything to the contrary contained in this Tenant Work Letter, not exceed an aggregate amount equal to Three Hundred Thousand and 00/100 Dollars ($300,000.00);

2.2.1.7 Sales and use taxes;

2.2.1.8 Tenant’s share of the cost of the “HVAC System Work,” as that term is defined in Section 2.2.2, below; and

EXHIBIT B -3-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

2.2.1.9 All other actual out-of-pocket costs expended by Landlord in connection with the construction of the Tenant Improvements, including, without limitation, costs expended by Landlord pursuant to Section 4.1.1 of this Tenant Work Letter, below.

2.2.2 HVAC System Work. Tenant hereby acknowledges that, as part of the Tenant Improvements, Tenant shall perform repair, maintenance and re-distribution of the Building’s existing HVAC system (the “HVAC System Work”). The specific plans and specifications of the HVAC System Work (the “HVAC Plans and Specs”) shall be mutually and reasonably agreed upon by Landlord and Tenant; provided, however, it shall be reasonable for either Landlord or Tenant to disapprove of HVAC Plans and Specs to the extent the same are beyond the scope of, or inconsistent with, the proposal and cost estimate prepared by Western Allied, dated February 2, 2010, and the letter from Landmark Builders regarding the same dated May 6, 2010 (the “HVAC Proposal and Estimate”) and attached to this Tenant Work Letter as Schedule 1. Landlord hereby approves Tenant’s selected HVAC contractor, Western Allied (“HVAC Contractor”) to perform the HVAC System Work pursuant to the terms of this Section 2.2.2. Tenant shall use commercially reasonable efforts to cause the HVAC System Work to be performed on an open book basis by the HVAC Contractor in order for Landlord to verify all costs claimed by Tenant as attributable to the HVAC System Work. Landlord will review all material invoices, labor timesheets, etc., associated with HVAC System Work and Tenant shall include same in its applications to Landlord for disbursement of the HVAC System Allowance. Landlord shall pay to Tenant, as an increase in the Tenant Improvement Allowance, an amount equal to fifty percent (50%) of the total cost incurred in connection with the HVAC System Work (the “HVAC System Allowance”); provided, however, in no event shall the HVAC System Allowance exceed an amount equal to Three Hundred Seventy-Eight Thousand Eight Hundred Twenty Five Dollars ($378,825) (i.e., an amount equal to one-half of the amount set forth in the HVAC Proposal and Estimate).

2.2.3 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.3.1 Monthly Disbursements. On or before the fifth (5th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for reimbursement of amounts paid to the “Contractor,” as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, and with the HVAC System Work clearly outlined or provided in a separate request, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Premises; (iii) executed mechanic’s lien releases, as applicable, from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Within forty-five (45) days thereafter, Landlord shall deliver a check to Tenant made

EXHIBIT B -4-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant as set forth in this Section 2.2.3.1, above (or, subject to the terms of Section 4.2.1, below, a percentage thereof), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.5 below, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.3.2 Final Deliveries. Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord properly executed final mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from all of Tenant’s Agents, and a certificate certifying that the construction of the Tenant Improvements in the Premises has been substantially completed. Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.

2.2.3.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease.

2.3 Building Standards. The quality of Tenant Improvements shall be in keeping with the existing improvements in the Premises and commensurate with the nature of a comparable life science research projects.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect. Tenant retained DGA as their architect/space planner (the “Architect”) to prepare the Final Space Plan and Final Working Drawings as provided in Section 3.2 and 3.3, below. Landlord has approved DGA as Architect. Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. All such plans and drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of any plans or drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.

EXHIBIT B -5-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect; provided, however, Landlord shall not disapprove such Final Space Plan to the extent the same is a natural and logical extension of the space plan prepared by DGA, dated October 10, 2009, and attached to this Tenant Work Letter as Schedule 2 (the “DGA Space Plan”), which DGA Space plan has been approved by Landlord. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, Title 24 calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow all of Tenant’s Agents to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Tenant Improvements), and if Landlord in its reasonable discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes once completed by Landlord.

3.5 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. Concurrently with Tenant’s delivery of the Final Working Drawings to Landlord for Landlord’s approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved

EXHIBIT B -6-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor; Landlord’s Project Manager. Tenant has retained Landmark Builders, Inc. as general contractor to construct the Tenant Improvements (“Contractor”), and Landlord hereby approves Contractor. Landlord shall retain Project Management Advisors, Inc. (“PMA”) as a third party project manager to coordinate the construction of the Tenant Improvements on behalf of Landlord, and Tenant shall pay to Landlord the actual out-of-pocket costs paid by Landlord to PMA in connection with the construction of the Tenant Improvements, not to exceed a total of Sixty Four Thousand Five Hundred Fifty-One and 25/100 Dollars ($64,551.25).

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”). The subcontractors used by Tenant, but not any laborers, materialmen, and suppliers, must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, Landlord may nevertheless designate and require the use of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors. If Landlord does not approve any of Tenant’s proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord’s written approval.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Tenant shall engage the Contractor under a commercially reasonable and customary construction contract, reasonably approved by Landlord (collectively, the “Contract”). Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.9, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the Tenant Improvement project (the “Final Budget”). Prior to the commencement of construction of the Tenant Improvements, Tenant shall inform Landlord of the amount (the “Over-Allowance Amount”), if any, by which the amount of the Final Budget exceeds the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). Tenant shall be responsible to pay a percentage of each disbursement under this Tenant Work Letter, which percentage shall be equal to the amount of the Over-Allowance Amount, divided by the amount of the Final Budget (provided that with respect to the HVAC System Work the

EXHIBIT B -7-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

percentage shall be deemed to be 50%), and such payment by Tenant shall be a condition to Landlord’s obligation to pay any further amounts of the Tenant Improvement Allowance. In the event that, after the Final Budget has been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall exceed, or further exceed, as applicable, the Tenant Improvement Allowance, any such additional costs necessary for such design and construction in excess of the Tenant Improvement Allowance, shall be added to the Over-Allowance Amount and paid by Tenant pursuant to the terms of this Section 4.2.1 (provided that Landlord and Tenant shall promptly reconcile any amount owed to Landlord by Tenant as a result of such additional costs in order to effectuate the intent of this Section 4.2.1). For the avoidance of doubt, changes in the Final Budget that do not exceed the amount of the Tenant Improvement Allowance shall not affect Landlord’s responsibility to reimburse Tenant for such non-excess costs.

4.2.2 Tenant’s Agents.

4.2.2.1 Compliance with Drawings and Schedule. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule.

4.2.2.2 Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises. The foregoing indemnity shall not apply to claims caused by the gross negligence or willful misconduct of Landlord, its member partners, shareholders, officers, directors, agents, employees, and/or contractors.

4.2.2.3 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the work under the Contract (“Substantial Completion”). Each of Tenant’s Agents (other than those of Tenant’s Agents not covered by the Contract, and working for Tenant pursuant to a contract or agreement of less than $50,000) shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after Substantial Completion. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building

EXHIBIT B -8-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents, including all contractors, shall carry general liability, including Products and Completed Operation Coverage insurance, each in amounts not less than $5,000,000 per incident, $5,000,000 in aggregate, as well as workers compensation insurance and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before any equipment of Tenant’s Agents is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. Tenant shall provide Landlord notice of any cancellation or lapse of the effective date or reduction in the amounts of such insurance promptly following Tenant’s receipt of such notice from its insurer. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for Products and Completed Operations Coverage insurance required by Landlord, which is to be maintained for a commercially reasonable period following completion of the Tenant Improvements and acceptance by Landlord and Tenant. The builders risk policy carried under this Section 4.2.2.4 shall name Tenant’s agents and Landlord as Additional Insureds. All insurance maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder, and the public liability insurance shall name Landlord, HCP, Inc., Project Management Advisors, Inc., CB Richard Ellis, or other manager of the Project, as an additional insured or loss payee, as applicable. Such insurance shall provide that it is primary

EXHIBIT B -9-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

insurance and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not serve to limit the indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter. If the Over-Allowance Amount is more than fifty percent of the total amount of the Tenant Improvement Allowance, then Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Tenant Improvements and naming Landlord as a co-obligee.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, on the grounds that the construction is defective or fails to comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists that might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction.

4.2.5 Meetings. Commencing upon the execution of this Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any

EXHIBIT B -10-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (x) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (y) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (z) to deliver to Landlord two (2) sets of copies of such record set of drawings (hard copy and CAD files) within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises. Within fifteen (15) days after request by Tenant following the Substantial Completion of the Tenant Improvements, Landlord will acknowledge its approval of the Tenant Improvements (provided that such approval has been granted) by placing its signature on a Contractor’s Certificate of Substantial Completion fully executed by the Architect, Contractor and Tenant. Landlord’s approval shall not create any contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord’s approval.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated John Kane and/or Mardi Dier as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Bernie Baker and/or Jeff Marcowitz with PMA, as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time is of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Tenant Improvements and such default remains uncured ten (10) days following Landlord’s notice of such default to Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case,

EXHIBIT B - 11 -	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements and any costs occasioned thereby).

5.5 Occupancy of the Existing Premises During Construction of the Tenant Improvements. Tenant hereby acknowledges that Tenant shall be occupying the Premises during the construction of the Landlord Work. Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Premises during the construction of the Landlord Work, Landlord shall be permitted to construct the Landlord Work during normal business hours. Tenant hereby agrees that the construction of the Landlord Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent or damages of any kind. Furthermore, in no event shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the construction of the Landlord Work or Landlord’s actions in connection with the construction of the Landlord Work, or for any inconvenience or annoyance occasioned by the Landlord in connection with the construction of the Landlord Work, except to the extent caused by the gross negligence or willful misconduct of Landlord, its members, partners, shareholders, officers, directors, agents, employees and/or contractors. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s access to and use of the Premises during the construction of the Landlord Work.

EXHIBIT B - 12 -	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

SCHEDULE 1 TO EXHIBIT B

HVAC PROPOSAL AND

ESTIMATE

February 2, 2010

Landmark Builders

352 Piercy Road

San Jose, CA 95138

Attention:	Andy Pashby

Subject:	HVAC PROPOSAL
PORTOLA PHARMACEUTICALS
270 EAST GRAND, SF

Dear Andy

Western Allied Mechanical is pleased to present this proposal to design, furnish and install the heating, ventilating and air conditioning system for the subject project.

This proposal has been prepared based in accordance with the job walk the other day. The DGA Test fit plans dated 10/1/09, and the Item/Why list generated by Portola. As well as Rob Monahan’s meeting with Portola.

Inclusions:

The following items are specifically included in this proposal:

1st Floor

Item	Description	Cost
1.	First Floor - Conference Center • Replace air handler with new package unit units Add zone control. We have included the addition on a cooling only 7.5 ton package a/c unit this unit will serve the two conference rooms with reheat zones for individual control of the rooms. We have included rigging off of the air handler and on for the new unit. We also budgeted condensate for now.	$55,450

SCHEDULE 1 TO EXHIBIT B -1-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

Portola Pharmaceuticals

02/03/10

Item	Description	Cost
2.	First Floor - 7 to 10 (line A to C) Office build out including Break Room.	$28,480

	• Demo ductwork as needed.

	• Reduct & acid zones 5 zones & 18 SA, 5 exhaust & 8 transfers.

3.	Add new zone and grilles for the Freezer room.	$4,200

4.	Dark Room Run exhaust over to the Dark room from adjacent lab.	$500

2nd Floor

Item	Description	Cost
1.	Office Expansion (@ 1 line and A-D line) Add 4 Thermafusers in the two Conference rooms. Re duct and reconfigure as necessary in the office area.	$5,920

2.	Mass Spec mom (lab line – C) This lab has temperature sensitive equipment. Currently runs @ 78F. This room is too hot and needs additional cooling. Add 5 ton fan coil (chilled water) with 4 new grilles. Also add additional exhaust.	$28,750

3.	Chemical storage and new corridor Reduct/demo 20’ exhaust ductwork to accommodate new corridor. Reduct exhaust to handle chemical storage.	$3,720

4.	Relocate Tstat into CFO’s office Modify ducting.	$440

5.	Reduct 4 grilles @PO/Stor/Lact & Polso @ 10 & C	$440

6.	Power room This room has a high level of toxicity – We were directed to install a dedicated chilled water air handler and exhaust with Bag – in/Bag-out HEPA filtration. This is very expensive as it is only about 800 cfm of airflow. Alternate: If reusing the existing air handler is acceptable we will be able to reduce the above price considerably. This can be determined after a field survey. Possible price for just added exhaust fan, the filter housing and re-duding of existing air handler is <$24,000>.	$53,200

7.	Medium Conference morn Reduct and provide dedicated zone.	$4,000

SCHEDULE 1 TO EXHIBIT B -2-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

Portola Pharmaceuticals

02/03/10

Roof Misc.

Item	Description	Cost
1.	Demo existing old chiller and run new pipe over to the location of the newer larger chiller. Add new pimps to accommodate this. This pipe will run approximately 150’ on the roof.	$45,900

2.	Controls – Upgrade the right half (7 line to 12 line) of the building control system to the Siemens system this is only at the roof level as below the roof is Pneumatic. This would involve changing 3 air handlers to Siemens. If the zones below need to be changed we can use a budget of $1,500/zone. However at this time, we are unclear of how many zones this includes.	$22,500

3.	Engineering survey and as-builts of the right size of the building. No as-builts are available and before we can do much work we need to survey and record what is there.	$13,750

4.	There are 3 air handlers located in the mezzanine that appear to be putting out belt, fiber and other dust particles. These air handlers have been installed for about 15 years. We recommend doing a thorough cleaning inside of these and if possible adding discharge filters to them to prevent this black duct and discharge getting into the labs. We suggest a budget of $2,000/air handler for this work.	$6,000

5.	Demo of Unused Equipment: his budget was reduced to $15,000 because the chiller removal was included above. This includes removal of abandon miscellaneous A/C equipment including the roof caps for covering the old penetrations.	$15,000

6.	Add Budget – for a re-air balance of the West Section.	$10,000

West Section.

1.	This boiler is in 18 to 20 years old and indoors on the mezzanine. It requires a complete dismantle and cleaning and installation of new burners gas valves.	$15,000

2.	Exhaust Fan Revamp: This fan is a large Strobic fan also 18 to 20 years old. This includes full disassemble and motor bearing replacement. This fan is very large and has to be fully taken apart to work on it.	$8,000

3.	Replace AH2 and AH3 from the roof of the West section. These air handlers have taken a beating over the years running 2417 for almost 20 years.	$60,000

4.	AH-6: Replace (e) AH-6 with a smaller 7.5 ton unit. The existing unit is oversized for Portola’s needs, and it is at the end of its useful life.	$25,000

SCHEDULE 1 TO EXHIBIT B -3-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

Portola Pharmaceuticals

02/03/10

East Section

1.	AC-Units (In Use): 3,4,5 (2),6(2),7(2): These units are over 20 years old and are in poor condition. This budget price includes replacing them in a staged fashion to lessen the impact on the down time. It also includes all electrical work (including new outdoor disconnect switches), gas and condensate and minor structural if required. Total Tonnage is 40 tons.	$150,000

2.	EF’s (In Use): There are 6 fans that are in poor condition and need to be replaced as well. This number includes the electrical disconnect and reconnect, the removal of the old fans and the installation of new fans.	$35,000

3.	Boilers: There are two existing boilers that are all rusted out and need replacement. This budget includes new boilers, piping, electrical work, gas disconnect and reconnect and rigging	$80,000 (for both	)

Price:

The total net price for the H.V.A.C. work as described including all taxes, licenses, and insurance, excluding bond, is $671,250

Exclusions.

This proposal specifically excludes the following items:

A.	All electrical work including power and 120 volt wiring, conduit, disconnect switches, motor starters, interlock wiring of smoke/fire dampers, smoke detectors and smoke detector wiring.

B.	All plumbing work including gas, make-up water, and condensate piping.

C.	All structural engineering and/or support work as required to accommodate mechanical equipment including all steel or wood air conditioning supports.

SCHEDULE 1 TO EXHIBIT B -4-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

Portola Pharmaceuticals

02/03/10

D.	All cutting, coring, patching, painting, roofing, roof screens, etc.

E.	All overtime work.

F.	Survey and/or repair of existing H.V.A.C. equipment.

G.	Removal and/or replacement of ceiling tile or grid as required to accommodate mechanical modifications.

H.	All architectural sheetmetal and/or louvers.

I.	All work associated with hazardous materials (lead, asbestos, etc.).

J.	All permits and fees.

Western Allied Mechanical appreciates the opportunity to present this proposal and look forward to working with you on this project.

Should you have any questions, or if I can be of further assistance, please feel free to call.

Sincerely,

Angela Simon, PE

President

SCHEDULE 1 TO EXHIBIT B -4-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

May 6. 2010

Chris Jacobs

CB Richard Ellis

950 Tower Lane

Suite 870

Foster City, CA 94404

RE:	Portola — Mechanical Cost - REVISED

Dear Chris.

As discussed. through the schematic design process there have been scope modifications to the mechanical which has caused an increase in the cost. Some of the costs increases are driven by safety and some by efficiency. All of them will provide for improved operation of the facility. Our below cost reflect the hard cost only from Western Allied Mechanical. Previous cost had included framing, roofing, electrical, overhead, and profit

When we ran the original budgets on this project, there were no as-built drawings to base our design criteria on. The direction we were given on the base bid was to generally replace (e) units as necessary with (n) units of the same size and weight. We were also under the assumption that the (e) 125ton chiller had spare capacity. Western Allied mobilized its service technicians, engineers, and project managers to run loads on the (e) equipment and confirm what equipment feeds what area.

Below are our findings specific to the East Section of the Building:

Originally we were to demo the old (e) 70 ton chiller and run the (e) pipe to the 125 ton chiller as we thought there was spare capacity. After running loads, WAM determined that the (e) 125 ton chiller is at maximum capacity. We cannot recommend running the labs and the vivarium with the potential for overload. We recommend removing the (e) failing 70 ton chiller and replace it with a new 70 ton chiller and pump. ADD TO REMOVE THE (E) 70 TON CHILLLER AND REPLACE IT WITH A NEW 70 TON CHILLER AND PUMP: $19,130.

Our base bid called out for us to demo the (e) package units and replace with new. The ducting was going to remain the same. During our field verification and engineering review of the (e) zoning. WAM has determined that it would be most cost effective and greatly improve the operation to replace the (e) ductwork distribution. ADD TO REMOVE AND REPLACE DUCTWORK FOR THE PACKAGE UNITS: $13,120.

352 Mercy Road. San Jose. Ca 95138 ret 408.779.9888 Fax 408.779.9894

SCHEDULE 1 TO EXHIBIT B -6-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

After detailed review of the powder room haz mats WAM has recommended replacement of the (e) chemistry fan with a Strobic fan and a back-up utility fan in lieu of the single chemistry fan that was included in the base bid. The cost also includes minor framing, roof repair, and electrical work. According to Chuck and John, due to the location and (e) design, there is a re-entrainment issue with odors as they get sucked back into the intakes using standard exhaust systems as well as a safety concern. ADD TO REMOVE THE EXISTING EXHAUST FAN AND REPLACE IT WITH A STROBIC EXHAUST FAN AND BACK UP UTILITY FAN: $28,000.

Our base bid called out to use the (e) controls for monitoring of the mechanical system, however due to the chemical usage, type of experiments and new fan systems, we recommend Siemens monitoring for the Powder Room Exhaust System. Chemistry Exhaust System and two other Lab System. ADD TO INSTALL THE SIEMENS SYSTEM FOR MONITORING OF THE POWDER ROOM EXHAUST SYSTEM, CHEMISTRY EXHAUST SYSTEM AND TWO OTHER LABS: $26,200.

RECAPTURE:

New Chiller.	$19,130
Additional ductwork and zones:	$13,120
Strobic Exhaust and back up fan:	$28,000
Siemens Controls @ Exhaust	$26.200

TOTAL CHANGE REQUESTED:	$86,400

Chris, there are a multitude of minor changes that have both added and deleted some scope of work without modification of the mechanical cost. We believe these changes are necessary for the proper system operation and will serve Portola and the budding over the lease term. In order to assist with the approval process with HCP, we will handle the mechanical cost “open book” with PMA & HCP. If you have any questions or comments, please do not hesitate to call.

Very truly yours

LANDMARK BUILDERS

Andy Pashby

Cc: Mardi Dier, John Kane, Chuck Alaimo, Paul Pashby

352 Mercy Road. San Jose. Ca 95138 ret 408.779.9888 Fax 408.779.9894

SCHEDULE 1 TO EXHIBIT B -7-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

SCHEDULE 2 TO EXHIBIT B

DGA SPACE PLAN

DGA planning | architecture | interiors

| | | |
|---|---|---|
| Drawing Title | FIRST FLOOR PLAN | Date: 05.20.2010 |
| | | Scale: N.T.S. |
| Project | PORTOLA PHARMA<br>270 EAST GRAND AVE, SOUTH SAN FRANCISCO | Dwg. No: SK-1 |

SCHEDULE 2 TO EXHIBIT B -1-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

DGA planning | architecture | interiors

| | |
|---|---|
| Drawing Title | SECOND FLOOR PLAN |
| Project | PORTOLA PHARMA<br>270 EAST GRAND AVE, SOUTH SAN FRANCISCO |
| Date: | 05.20.2010 |
| Scale: | N.T.S. |
| Dwg. No: | SK-2 |

SCHEDULE 2 TO EXHIBIT B -2-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

EXHIBIT C

MARKET RENT ANALYSIS

When determining Market Rent, the following rules and instructions shall be followed.

1. RELEVANT FACTORS. The “Market Rent,” as used in this Lease, shall be derived from an analysis (as such derivation and analysis are set forth in this Exhibit C) of the “Net Equivalent Lease Rates,” of the “Comparable Transactions”. The “Market Rent,” as used in this Lease, shall be equal to the annual rent per rentable square foot as would be applicable on the commencement of the Option Term at which tenants, are, pursuant to transactions consummated within the twelve (12) month period immediately preceding the first day of the Option Term (provided that timing adjustments shall be made to reflect any perceived changes which will occur in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the Option Term) leasing non-sublease, non-encumbered, non-equity space comparable in location and quality to the Premises and consisting of comparable sized and configured transactions, for a comparable term, in an arm’s-length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined in Section 4, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”). The terms of the Comparable Transactions shall be calculated as a Net Equivalent Lease Rate pursuant to the terms of this Exhibit C and shall take into consideration all relevant factors, including the following terms and concessions (the “Concessions”): (i) the rental rate and escalations for the Comparable Transactions, (ii) the amount of parking rent per parking permit paid in the Comparable Transactions, (iii) operating expense and tax escalation protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes); (iv) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, the value of the existing improvements, if any, in the Premises, such value of existing improvements to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by general life science users (as contrasted to Tenant), and (v) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; provided, however, that no consideration shall be given to (1) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the Comparable Transactions do or do not involve the payment of real estate brokerage commissions, and (2) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. Notwithstanding anything to the contrary contained in this Section 1, if there are not a sufficient number of Comparable Transactions with a comparable lease term to the Option Term to determine the Market Rent for a lease of such duration, then the Market Rent for purposes of this Section 1 shall be equal to that of Comparable Transactions with a term of five (5) years, provided that the Concessions shall be appropriately prorated on a fractional basis to account for the shorter term of lease. The Market Rent shall also include adjustment of the stated size of the Premises, based upon the standards of measurement utilized in the Comparable Transactions.

EXHIBIT C -1-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]

2. TENANT SECURITY. The Market Rent shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).

3. TENANT IMPROVEMENT ALLOWANCE. If, in determining the Market Rent for an Option Term, Tenant is entitled to a tenant improvement or comparable allowance for the improvement of the Option Space (the “Option Term TI Allowance”), Landlord may, at Landlord’s sole option, elect to grant all or a portion of the Option Term TI Allowance in accordance with the following: (A) to grant some or all of the Option Term TI Allowance to Tenant in the form as described above (i.e., as an improvement allowance), and/or (B) to offset against the rental rate component of the Market Rent all or a portion of the Option Term TI Allowance (in which case such portion of the Option Term TI Allowance provided in the form of a rental offset shall not be granted to Tenant). To the extent Landlord elects not to grant the entire Option Term TI Allowance to Tenant as a tenant improvement allowance, the offset under item (B), above, shall equal the amount of the tenant improvement allowance not granted to Tenant as a tenant improvement allowance pursuant to the preceding sentence.

4. COMPARABLE BUILDINGS. For purposes of this Lease, the term “Comparable Buildings” shall mean the Building and those certain other comparable life-science buildings located in comparable multi-building life science research projects located in South San Francisco, California. With respect to Comparable Transactions that are not located in the Building, the Market Rent shall be adjusted, if necessary, to take into consideration the location, size, age, quality of construction and appearance of the Comparable Buildings as they the relate to the Building.

5. METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length or term, rental rate, concessions, etc., the arbitrators shall determine a “Net Equivalent Lease Rate” for each of the Comparable Transactions, which will allow for an “apples to apples” comparison of the Comparable Transactions. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a Net Equivalent Lease Rate applicable to the Option Term.

EXHIBIT C -2-	BRITANNIA POINTE GRAND BUSINESS PARK [Portola Pharmaceuticals, Inc.] [First Amendment]